                                                                    EXHIBIT 20.2

                          INFOSPACE, INC. AND SARAIDE
            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the year ended December 31, 1999
                                  (Unaudited)

                                                                                         Pro Forma      Pro Forma
                                                      InfoSpace            Saraide     Adjustments (1)   Combined
                                                    -------------          -------     ---------------   --------
Revenues                                              $ 36,907,171    $  1,812,066                    $  38,719,237
Cost of revenues                                         5,259,043       8,482,412                       13,741,455
                                                   -----------------------------------------------    -------------
Gross profit                                            31,648,128      (6,670,346)              0       24,977,782

Operating expenses:
     Product development                                 3,189,279       2,098,887                        5,288,166
     Sales, General & Administrative                    33,383,051      10,279,438                       43,662,489
     Amortization of intangibles                         3,223,031       1,953,520      58,368,629       63,545,180
     Acquisition and related charges                    13,249,533       3,460,000                       16,709,533
     Stock compensation expense                                          2,438,551                        2,438,551
     Other - non-recurring charges                      11,359,500                                       11,359,500
                                                   -----------------------------------------------    -------------
          Total operating expenses                      64,404,394      20,230,396      58,368,629      143,003,419
                                                   -----------------------------------------------    -------------

          Loss from operations                         (32,756,266)    (26,900,742)    (58,368,629)    (118,025,637)
Other income (expense), net                             11,074,008        (935,157)                      10,138,851
Equity in loss from joint venture                          (11,517)                                         (11,517)
                                                   -----------------------------------------------    -------------

Net Loss                                               (21,693,775)    (27,835,899)    (58,368,629)    (107,898,303)
Currency Translation Adjustment                                             (9,438)                          (9,438)
                                                   -----------------------------------------------    -------------
Comprehensive Loss                                    ($21,693,775)   ($27,845,337)   ($58,368,629)   ($107,907,741)
                                                   ===============================================    =============


Basic and diluted net loss per share                  ($      0.23)                                    ($      1.10)
                                                   ===============================================    =============

Shares used in computing basic and
   diluted net loss per share calculations              93,565,780                       4,436,313       98,002,093
                                                   ===============================================    =============

(1) - refers to relevant notes in Note 4 to the Unaudited Pro Forma Combined Consolidated Financial Statements

Weighted Average Share Capital
------------------------------
Preferred Stock                                   20,728,145
Common Stock                                       2,468,434
                                         -------------------
      Total                                       23,196,579
                                         ===================

Exchange Ratio                                   5.228797114

InfoSpace Common Stock                             4,436,313
                                         ===================

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                       INFOSPACE, INC. AND SARAIDE, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

1.   The Periods Combined

     The InfoSpace, Inc. consolidated statements of operations for the year ended December 31, 1999 has been combined with the Saraide, Inc. statements of operations for the year ended December 31, 1999, as if the merger had occurred as of the beginning of the period under the purchase method of accounting.

2.   Pro Forma Basis of Presentation

     These Unaudited Pro Forma Combined Consolidated Financial Statements are based on estimates and assumptions. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Securities Exchange Commission. The Unaudited Pro Forma Combined Consolidated Financial Statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

     The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1999 reflects the issuance of shares of InfoSpace, Inc. Common Stock in exchange for all of the outstanding stock, warrants, and options of Saraide, Inc. The pro forma adjustments reflect the additional shares that would be used in computing basic and diluted earnings per share as if the Merger had occurred at the beginning of the period.


3.   Pro Forma Earnings Per Share

     The Unaudited Pro Forma Combined Consolidated Financial Statements for InfoSpace, Inc. have been prepared as if the merger was completed at the beginning of the periods presented. The pro forma basic net loss per share is based on the combined weighted average number of shares of InfoSpace, Inc. Common Stock outstanding during the period and the number of InfoSpace, Inc. Common Stock to be issued in exchange as discussed in Note 2.

     The Pro Forma diluted loss per share is computed using the weighted average number of InfoSpace, Inc. Common Stock and dilutive common equivalent shares outstanding during the period and the number of shares of InfoSpace.com, Inc. Common Stock to be issued in exchange. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants using the treasury stock method. Common equivalent shares are excluded from the computation if their effect is antidilutive. The combined Company had a pro forma net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented were included in the computation of pro forma dilutive earnings per share as they were antidilutive.


4.   Pro Forma Statements of Operations Adjustments

     The objective of the pro forma information is to show what the significant effects on the historical financial information might have been had the Companies been merged for the periods presented.

     Additionally, under the purchase method of accounting, the purchase price is allocated to the net assets acquired based upon their estimated fair value. The following represents the purchase price allocation of Saraide, Inc.:

Book value of net liabilities acquired                    $ (16,180,448)
Purchased technology, including in process
 research and development                                    97,000,000
Contract list                                                16,000,000
Assembled workforce                                           2,100,000
                                                          --------------
Fair value of net assets acquired                            98,919,552
Fair value of shares and options issued                     347,022,206
Acquisition costs                                               340,489
                                                          --------------
Excess of purchase price over net assets acquired         $ 248,443,143
                                                          ==============

     Goodwill represents the excess of the purchase price over the fair value of the assets acquired. The goodwill will be capitalized and amortized over a period of five years.

     Purchased technology, contract list, and assembled workforce will be capitalized and amortized over a period of five years. The Unaudited Pro Forma Combined Consolidated Statement of Operations reflects adjustments for such amortization.

     Detail of the specific pro forma adjustments are as follows:

     (1) Pro forma adjustment represents the amortization of purchased technology, contract list, assembled workforce and goodwill. For the year ended December 31, 1999, the expense would have been $58,368,628.